Exhibit 99.1

REDPOINT BIO REPORTS FIRST QUARTER 2008 RESULTS

Ewing, New Jersey, May 9, 2008 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing ingredients to improve the taste of pharmaceutical, food and beverage products, today announced financial and operational results for the first quarter ended March 31, 2008. Recent highlights included:

•                  Issuance of two patents from the U.S. Patent and Trademark Office, covering the use of assay technology used to identify modulators of the TRPM5 ion channel;

•                  Discovery by Redpoint’s scientific team that thymol, a major component of oral consumer products known for its aversive taste qualities, can activate the human transient receptor potential A1 (hTRPA1) ion channel; and

•                  Continued build out of the Company’s R&D operations in support of the Givaudan and Coca-Cola collaborations and its internal discovery programs.

For the quarter ended March 31, 2008, Redpoint recorded revenue of $0.9 million, which includes the Company’s research and development collaboration with Givaudan, signed in March 2007, and the initiation of services performed under Redpoint’s research and technology development agreement with The Coca-Cola Company, signed in December 2007. For the quarter ended March 31, 2007, Redpoint recorded revenues of $41,000.

Research and development expenses for the first quarter of 2008 were $2.0 million, compared to $2.6 million for the first quarter of 2007.

Redpoint reported a net loss attributable to common stockholders for the first quarter of 2008 of $2.5 million, or $0.03 per share, compared to $5.3 million, or $0.30 per share, for the first quarter of 2007.  During the quarter ended March 31, 2007, the Company recorded a non-cash charge to research and development expense of $1.6 million in connection with the issuance of shares related to anti-dilution protection for the Company’s scientific founder.  In addition, during the quarter ended March 31, 2007, the Company recorded a non-cash charge to interest expense of $1.2 million in connection with the conversion of certain promissory notes into common stock.

At March 31, 2008, Redpoint had approximately $21.0 million in cash, cash equivalents and marketable securities.

Commenting on the quarter, Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We are pleased with our operational progress during the quarter. Specifically, research and development activities continue with our two collaborative partners, Givaudan and The Coca-Cola Company, as well as our internal discovery programs.”

On the pharmaceutical side, Redpoint’s goal is to develop bitter blockers that will help improve patient compliance with drug regimens, while improving safety and efficacy. “Initial applications could include liquid and oral dissolve formulations.  Our scientific team is working to identify compounds that could act as universal bitter blockers for both the Company’s own pipeline and for collaborative formulation development programs with major pharmaceutical companies,” said Dr. Salemme.

Dr. Salemme continued, “Also, the two recent patent issuances we received from the U.S. Patent and Trademark Office are significant in that they serve to solidify our intellectual property position. Together, they provide Redpoint with coverage for various methods of identifying potential modulators of the TRPM5 ion channel, which is a key focus of our research and development programs for compounds which could act as flavor enhancers and bitter blockers.”

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel compounds that improve the tastes of existing ingredients and enable the development of better-tasting and more healthful foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Investor Relations Firms:
Redpoint Bio:	RX Communications Group
Scott Horvitz	Paula Schwartz (investors): (917) 322-2216
Chief Financial Officer	Eric Goldman (media): (917) 322-2563
(609) 637-9700, ext. 207
shorvitz@redpointbio.com	Redington Inc.
Thomas Redington (investors): (212) 926-1733

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2008

Research and grant revenue	$41	$909

Operating expenses:
Research and development	2,569	1,986
General and administrative	911	1,632
Total operating expenses	3,480	3,618
Operating loss	(3,439)	(2,709)
Interest income	21	232
Interest expense	(1,629)	(15)
Net loss	(5,047)	(2,492)

Accretion of redeemable convertible preferred stock	(225)	—

Net loss applicable to common stockholders	$(5,272)	$(2,492)

Basic and diluted net loss per common share	$(0.30)	$(0.03)

Weighted average common shares outstanding	17,360	79,319

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	March 31, 2008

Cash and cash equivalents	$5,790	$5,558
Marketable securities	16,911	15,453
Other current assets	556	366
Property and equipment, net	1,296	1,370
Other assets	270	293
Total assets	$24,823	$23,040

Current liabilities	$2,447	$3,028
Long-term liabilities	188	115
Deferred revenue, less current portion	650	557
Stockholders’ equity	21,538	19,340
Total liabilities and stockholders’ equity	$24,823	$23,040